News Release

Mastercard Updates First-Quarter and Full-Year 2020 Net Revenue Outlook Based on the Impact of the Coronavirus

Purchase, N.Y. - February 24, 2020 - We have been closely monitoring the impact of COVID-19 and our thoughts are with the individuals and families whose lives have been affected by the spread of the disease. Our top priority is to ensure the health and safety of our employees and support those in need.

The fundamentals of our business remain strong, as our switched volume and switched transaction growth remain in-line with our expectations. However, cross-border travel, and to a lesser extent cross-border e-commerce growth, is being impacted by the Coronavirus. As a result, we now expect that if the trends we have seen recently -- primarily in our cross-border drivers -- continue through the end of the quarter, year-over-year net revenue growth in the first quarter will be approximately 2-3 percentage points lower than discussed on our January 29, 2020 earnings call. Under these circumstances, we would expect year-over-year net revenue growth of 9-10% in the first quarter on a currency-neutral basis, excluding acquisitions.1

There are many unknowns as to the duration and severity of the situation and we are closely monitoring it. If the impact is limited to the first quarter only, we expect that our 2020 annual year-over-year net revenue growth rate would be at the low end of the low-teens range, on a currency-neutral basis, excluding acquisitions. We anticipate giving further updates on our first-quarter earnings call.
Forward-Looking Statements
This press release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. When used in this press release, the words “believe”, “expect”, “could”, “may”, “would”, “will”, “trend” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements that relate to Mastercard’s future prospects, developments and business strategies. We caution you to not place undue reliance on these forward-looking statements, as they speak only as of the date they are made. Except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.
Many factors and uncertainties relating to our operations and business environment, all of which are difficult to predict and many of which are outside of our control, influence whether any forward-looking statements can or will be achieved. Any one of those factors could cause our actual results to differ materially from those expressed or implied in writing in any forward-looking statements made by Mastercard or on its behalf, including, but not limited to, the following factors:

•	regulation directly related to the payments industry (including regulatory, legislative and litigation activity with respect to interchange rates and surcharging)

•	the impact of preferential or protective government actions

•	regulation of privacy, data, security and the digital economy

1 See page 3 for a Non-GAAP reconciliation of first quarter and full-year 2020 financial outlooks.

•
regulation that directly or indirectly applies to us based on our participation in the global payments industry (including anti-money laundering, counter terrorist financing, economic sanctions and anti-corruption; account-based payment systems; and issuer practice regulation)

•	the impact of changes in tax laws, as well as regulations and interpretations of such laws or challenges to our tax positions

•	potential or incurred liability and limitations on business related to any litigation or litigation settlements

•	the impact of competition in the global payments industry (including disintermediation and pricing pressure)

•	the challenges relating to rapid technological developments and changes

•	the challenges relating to operating a real-time account-based payment system and to working with new customers and end users

•	the impact of information security incidents, account data breaches or service disruptions

•
issues related to our relationships with our financial institution customers (including loss of substantial business from significant customers, competitor relationships with our customers and banking industry consolidation), merchants and governments

•	exposure to loss or illiquidity due to our role as guarantor and other contractual obligations

•	the impact of global economic, political, financial and societal events and conditions

•	reputational impact, including impact related to brand perception and lack of visibility of our brands in products and services

•	the inability to attract, hire and retain a highly qualified and diverse workforce, or maintain our corporate culture

•	issues related to acquisition integration, strategic investments and entry into new businesses

•	issues related to our Class A common stock and corporate governance structure
For additional information on these and other factors that could cause the company’s actual results to differ materially from expected results, please see the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent reports on Forms 10-Q and 8-K.

About Mastercard Incorporated (NYSE: MA), www.mastercard.com

Mastercard is a global technology company in the payments industry. Our mission is to connect and power an inclusive, digital economy that benefits everyone, everywhere by making transactions safe, simple, smart and accessible. Using secure data and networks, partnerships and passion, our innovations and solutions help individuals, financial institutions, governments and businesses realize their greatest potential. Our decency quotient, or DQ, drives our culture and everything we do inside and outside of our company. With connections across more than 210 countries and territories, we are building a sustainable world that unlocks priceless possibilities for all.

Contacts:
Investor Relations: Warren Kneeshaw or Gina Accordino, investor.relations@mastercard.com, 914-249-4565
Communications: Seth Eisen, seth.eisen@mastercard.com, 914-249-3153

Non-GAAP Reconciliation

Net Revenue Growth
Increase/(Decrease)
	Q1'20 vs. Q1'19		2020 vs. 2019
	Prior	Revised	Prior	Revised
Forecasted Growth - GAAP [1]	Low double-digits	High end of high single-digits	Mid-teens	Mid-teens
Litigation provisions	**	**	**	**
Non-GAAP Growth	Low double-digits	High end of high single-digits	Mid-teens	Mid-teens
Currency impact [2]	~ 1%	~ 1%	- %	- %
Acquisitions [3]	~ (1)%	~ (1)%	(2)%	(2)%
Non-GAAP Growth, currency neutral, excluding acquisitions	Low double-digits	9-10%	Low-teens	Low end of low-teens

** Not applicable
1 GAAP - Q1'20 Forecast versus Q1'19 reported results and 2020 Forecast versus 2019 reported results.
[2] Impact of currency calculated by remeasuring the future period’s results using the current period's exchange rates for both the translational and transactional impacts on operating results.
[3] Acquisitions closed after the beginning of 2019.

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